OPERATING AGREEMENT OF

START MEDIA/DIGIPLEX, LLC

by and between

START MEDIA LLC

and

DIGITAL CINEMA DESTINATIONS CORP.

dated as of December 10, 2012

TABLE OF CONTENTS

Page

ARTICLE I
DEFINED TERMS

SECTION 1.01. Certain Defined Terms	1
ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS
SECTION 2.01. Formation	11
SECTION 2.02. Name	11
SECTION 2.03. Term	11
SECTION 2.04. Principal Place of Business	11
SECTION 2.05. Title to Company Property	12
SECTION 2.06. Agent for Service of Process	12
SECTION 2.07. Purpose	12
SECTION 2.08. Powers of the Company	12

ARTICLE III
RIGHT OF FIRST REFUSAL; FIDUCIARY DUTIES; CORPORATE OPPORTUNITIES

SECTION 3.01. Right of First Refusal	12
SECTION 3.02. Fiduciary Duties; Corporate Opportunities	13

ARTICLE IV
MEMBERSHIP UNITS, CAPITAL CONTRIBUTIONS,
CAPITAL ACCOUNTS AND BUDGET

SECTION 4.01. Classes of Units	14
SECTION 4.02. Initial Capital Contributions	14
SECTION 4.03. Membership Units	15
SECTION 4.04. Additional Membership Units	15
SECTION 4.05. Budget	15
SECTION 4.06. Additional Funding	16
SECTION 4.07. Status of Capital Contributions	17
SECTION 4.08. Capital Accounts	17
ARTICLE V
BOARD OF MANAGERS; MANAGERS
AND OFFICERS

SECTION 5.01. Management of the Company	18
SECTION 5.03. Frequency of Meetings	18
SECTION 5.04. Removal of Directors; Vacancies	19

i

ii

Schedule 2.01	List of Members and Addresses
Schedule 4.05	Interim Budget

Exhibit A	Company Theaters
Exhibit B	Form of Management Agreement
Exhibit C	Form of Unit Certificate
Exhibit D	List of Current Digiplex Theaters

iii

OPERATING AGREEMENT

OF

START MEDIA/DIGIPLEX, LLC

This OPERATING AGREEMENT of Start Media/Digiplex, LLC, a Delaware limited liability company (the “Company”), is made and effective as of December 10, 2012, by and between Start Media, LLC, a Delaware limited liability company (“Start Media”) and Digital Cinema Destinations Corp., a Delaware corporation (“Digiplex”) (each, a “Member” as defined herein).

W I T N E S S E T H:

WHEREAS, the Members desire to form the Company under the Act (as defined below) for the purposes and upon the terms and conditions set forth herein; and

WHEREAS, the Members desire that the Company be their principal vehicle to acquire, retrofit (if needed) and operate movie theaters (the “Company Business”) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I
DEFINED TERMS

SECTION 1.01.  Certain Defined Terms.  i)  Each of the following terms shall have the meaning provided in the Section or Schedule set forth opposite such term:

“Additional Capital Call Price” means, with respect to additional Membership Units to be issued in any Capital Call, a price per Membership Unit equal to (i) an amount equal to (A) five (5) multiplied by (B) the pro forma combined TLCF of the all the Company Theaters for the twelve (12) month period immediately preceding the delivery date of the applicable Capital Call notice, as determined in good faith by the Board of Managers, divided by (ii) the total number of Membership Units issued and outstanding immediately prior to such Capital Call; provided, however, that if such Capital Call is for the acquisition of New Theaters and in an amount in excess of $2,500,000, then either Start Media or Digiplex may, by written notice to the other, dispute the valuation methodology set forth above, and thereafter the Members shall discuss in good faith an alternate valuation methodology and/or valuation of the Company for the purposes of determining the Additional Capital Call Price of new Membership Units to be issued in connection with such acquisition.  If the Members are unable to agree upon any such alternate valuation within ten (10) days of delivery of such notice, the Specified Appraiser shall determine the Fair Market Value of the Company, and such determination shall be final and binding.  The costs of the appraisal up to $25,000 shall be borne by the Company, with the disputing Member required to pay any costs in excess of such amount.

“Adjusted Capital Account” means, with respect to each Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)           Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of each of Sections 1.704-2(g)(1) and 1.704-2(i)(5 of the Regulations); and

(ii)           Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

“Adjusted Capital Account Deficit” means, with respect to each Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Fiscal Year.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Operating Agreement of Start Media/Digiplex, LLC, as amended, modified, supplemented or restated from time to time.

“Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)           The initial Asset Value of any asset (other than money) contributed by a Member to the Company shall be the gross fair market value of such asset as reasonable determined by the Board of Managers;

(ii)           The Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as determined by agreement among all of the Managers (which agreement shall not be unreasonably withheld by any Manager) as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; or (c) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, provided however, that adjustments pursuant to clauses (a) and (b) above shall be made only if all of the Managers agree that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company (which agreement shall not be unreasonably withheld by any Manager); and

(iii)           The Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the agreement among all the Managers (which agreement shall not be unreasonably withheld by any Manager).

If the Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i) or (ii), such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

“Beneficial Owner” or “Beneficially Own” has the meaning given such term in Rule 13d-3 under the Exchange Act.

“Business Day” means any day, except a Saturday, Sunday or other day on which commercial banking institutions in the State of New York are authorized or directed by Law or executive order to close.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.08.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company and the Asset Value of any property (other than money) contributed to the Company pursuant to Article IV.  In the case of a Member that acquires an interest in the Company by virtue of an assignment or transfer in accordance with the terms of this Agreement, “Capital Contribution” means the Capital Contribution of such Member’s predecessor to the extent relating to the acquired interest.

“Class A Capital Contribution” means the aggregate amount of money or fair market value of other assets contributed to the Company by Start Media on the date hereof or any subsequent capital contribution by Start Media (or its Transferee) in exchange for additional Class A Units, as the case may be, in respect of its Class A Units, as set forth on Schedule 2.01.

“Class A Preferred Return” means a return equal to six (6%) percent of the Class A Capital Contribution (less any distributions made in respect of such Class A Capital Contribution) per annum, which shall be cumulative from year to year, from the date hereof, or the date of any subsequent Class A Capital Contribution in exchange for additional Class A Units, as the case may be, up to the date when the Class A Capital Contribution, together with all Class A Preferred Returns thereon, have been returned to Start Media (or its Transferee).

“Class B Capital Contribution” means the aggregate amount of money or fair market value of other assets contributed to the Company by Digiplex on the date hereof or any subsequent capital contribution by Digiplex (or its Transferee) in respect of its Class B Units, as set forth on Schedule 2.01.

“Class B Preferred Return” means a return equal to six (6%) percent of the Class B Capital Contribution (less any distributions made in respect of such Class B Capital Contribution) per annum, which shall be cumulative from year to year, from the date hereof, or the date of any subsequent Class B Capital Contribution in exchange for additional Class B Units, as the case may be, up to the date when the Class B Capital Contribution, together with all Class B Preferred Returns thereon, have been returned to Digiplex (or its Transferee).

“Certificate” means the Certificate of Formation and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Secretary of State of the State of Delaware pursuant to the Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.  The reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Company Sale” means the sale of all or substantially all of the Company’s and the Company Subsidiaries’ assets, taken as a whole,  to any Person (other than one of the Members or an Affiliate or Related Person of any Member), or any other transaction whether by sale of Membership Units, sale of assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more Persons (other than one of the Members or any Affiliate of any Member), individually or in the aggregate, shall own in excess of 50% of the then outstanding voting securities of the Company on a fully diluted basis (as measured in terms of voting power), in each case in a single transaction or series of related transactions.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Theaters” means the movie theaters set forth on Exhibit A and any New Theaters acquired by the Company or any Company Subsidiary after the date hereof.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Covered Person” means a Member, any Affiliate of a Member, any officers, directors, Managers, shareholders, employees or partners or members of a Member, or its respective Affiliates or any Managers or Officers of the Company.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further that, if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Managers.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Fair Market Value” of Membership Units or other property, as the case may be, shall mean the cash price that an unaffiliated third party would pay to acquire all of such Membership Interests (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property in an arm’s-length transaction, assuming with respect to the Fair Market Value of Membership Units, that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and to achieve the best value reasonably available to the Members at the time, taking into account all existing circumstances, including, without limitation, the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited, as determined by the Specified Appraiser.  Each Member hereby covenants and agrees that such Member will take all actions reasonably necessary to determine the Fair Market Value.  The Specified Appraiser shall determine its final view as to the Fair Market Value within thirty (30) days of such Specified Appraiser being engaged.  The Company shall provide reasonable access to the Specified Appraiser to members of management of the Company and to the books and records of the Company so as to allow such Specified Appraiser to conduct due diligence examinations in scope and duration as are customary in valuations of this kind.  Each of the Members agrees to cooperate with the Specified Appraiser and to provide such information as may reasonably be requested.  Notwithstanding the foregoing, in the case of property consisting of securities traded in the public markets, the Fair Market Value of such securities will be equal to the volume weighted average  price of such security for the thirty-day trading period immediately preceding the date on which such valuation is required.

“Fiscal Year” means (i) the period commencing upon the formation of the Company and ending on June 30, 2013, (ii) any subsequent twelve-month period commencing on July 1 and ending on June 30, or (iii) any portion of the period described in clause (ii) of this sentence for which the Company is required to allocate Net Profits, Net Losses and other items of Company income, gain, loss or deduction pursuant to Article VII hereof.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or the Members, as the case may be.

“Liquidity Event” means (i) any dissolution, winding up or other liquidation of the Company; (ii) the sale of all or substantially all of the Company’s and the Company Subsidiaries’ assets, taken as a whole, to any Person or Persons (other than one of the Members or an Affiliate or Related Person of any Member); (iii) the sale of all of the issued and outstanding Membership Units of the Company to any Person or Persons (other than one of the Members or an Affiliate or Related Person of any Member); (iv) any new issuance of Membership Units pursuant to which one or more Persons (other than one of the Members or any Affiliate of any Member), individually or in the aggregate, shall own in excess of 50% of the then outstanding voting securities of the Company on a fully diluted basis (as measured in terms of voting power), in each case in a single transaction or series of related transactions or (v) a secondary public offering of the Company’s equity by the Members.

“Liquidity Event Net Proceeds” means the net cash proceeds from a Liquidity Event, less any portion thereof used to establish reserves to pay expenses related to any transaction generating Liquidity Event Net Proceeds or to repay or defease indebtedness of the Company or any Company Subsidiary, all as determined by the  Board of Managers.  If the Board of Managers subsequently determines that any such previously established reserves are no longer necessary to the full extent then reserved, then the  Board of Managers may reduce such reserves, and Liquidity Event Net Proceeds shall be deemed to be increased by a corresponding amount.

“Liquidity Event Year” means the Fiscal Year in which a Liquidity Event occurs, and each succeeding Fiscal Year.

“Majority Vote” means, with respect to any matter to be voted on, the written approval of, or the affirmative vote by, a majority of the Managers serving on the Board of Managers, which approval or vote shall include the written approval of, or affirmative vote by, at least one (1) Start Media Manager and at least one (1) Digiplex Manager.

“Management Agreement” means a management agreement between Digiplex and a Company Subsidiary, substantially in the form attached as Exhibit B.

“Marketable Securities” means securities that are (a) (i) securities of or other interests in any Person that are traded on a United States national securities exchange or reported on by the National Association of Securities Dealers Automated Quotation System or (ii) debt securities on market terms of an issuer that has debt or equity securities that are so traded or so reported on and in which Marketable Securities a nationally recognized securities firm has agreed to make a market, and (b) not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act or, if subject to such restrictions under the Securities Act, are also subject to registration rights reasonably acceptable to the Person receiving such Marketable Securities as consideration in a transaction pursuant to Article IX hereof.

“Member” means any Person named as a member of the Company on Schedule 2.01 hereto and any Person admitted as an additional Member pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a member of the Company.

“Membership Unit” means a limited liability company interest in the Company representing such fractional part of the interest of all unit holders pursuant to this Agreement as is equal to the quotient of one divided by the total number of Membership Units as evidenced by a certificate in the form of Exhibit C, and includes the Class A Units and the Class B Units.

“Net Cash Flow From Operations” means, for any period of determination, the combined gross cash proceeds from all Company operations, less the portion thereof used to pay or establish reasonable reserves for all Company expenses, debt payments, capital improvements, working capital requirements, replacements and contingencies, all as determined by the Board of Managers.  Net Cash Flow From Operations shall not be reduced by depreciation, amortization, cost recovery deductions or similar non-cash allowances.  If the Board of Managers subsequently determines that any previously established reserves are no longer necessary to the full extent then reserved, then the Board of Managers  may reduce such reserves, and Net Cash Flow From Operations shall be deemed to be increased by the corresponding amount.

“Net Profits” and “Net Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(i)           any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)           any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)           in the event the Asset Value of any asset of the Company is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(iv)           gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value;

(v)           in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above; and

(vi)           any items which are specially allocated pursuant to Sections 6.02 and 6.03 shall not be taken into account in computing Net Profits or Net Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.02 and 6.03 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.

“Permitted Transferee” means, with respect to a specified Person, any Affiliate of such Person, provided such Person is not a competitor of the Company, as reasonably determined by the Board of Managers.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Price Determination Date” means in connection with any Sale of Membership Units to the Company or the Other Members pursuant to Section 9.04 hereof, the date on which the Prospective Seller receives a Notice of Election indicating the Other Member’s interest in purchasing such Membership Units.

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Sale” means, in respect of any Membership Unit, New Theater, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law or any agreement or commitment to do any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated by thereunder.

“Specified Appraiser” means a nationally recognized investment banking, accounting or valuation firm that is not an Affiliate of any Member.  The Board of Managers shall, in good faith, agree on the identity of a Person to act as such Specified Appraiser.  If the Board of Managers are unable to agree upon the identity of the Specified Appraiser within ten (10) days after the date either party proposed that one be selected, the Specified Appraiser will be selected by an arbitrator located in the City of New York, New York selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction).  The arbitrator shall select the Specified Appraiser (within ten (10) days of his or her appointment) from a list, jointly prepared by Digiplex and Start Media, of not more than six proposed Specified Appraisers, of which no more than three may be named by Digiplex and no more than three may be named by Start Media.  The arbitrator may consider, within the ten (10) day period allotted, arguments from the parties regarding which Specified Appraiser to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six.  The selection by the arbitrator of such Specified Appraiser shall be final and binding upon the parties.

“Start Media Vote” means, with respect to any matter to be voted on, the written approval of, or the affirmative vote by, at least one (1) Start Media Manager.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Third Party” means with respect to any Member, any Person (other than a Permitted Transferee of such Member).

“TLCF” means, with respect to the Company Theaters for any Fiscal Year or other period of determination, the total revenues of the Company Theaters covered by the Approved Budget less the costs of operations of such Company Theaters for such Fiscal Year or other period, as determined in accordance with GAAP, but excluding depreciation and amortization, general and administrative expenses, management fees payable to Digiplex under any Management Agreements, interest and taxes.

“Transferee” means any Person that is a transferee of a Member’s interest in the Company, or part thereof.

(b)      The following terms have the meanings set forth in the Section set forth opposite such term:

Term	Section

Accepting Party	9.04(c)
Act	2.01(a)

Term	Section

Approved Budget	4.05
Assumed Tax Liability	7.03
Auditors	8.01
Board of Managers	5.01
Call Date	4.06(b)
Capital Call	4.06(b)
Chairman	5.02
Change of Control	9.06(d)
Class A Units	4.01
Class B Units	4.01
Company	Preamble
Company Business	Recitals
Confidential Information	13.01(a)
Corporate Opportunities Group	3.02(a)
Digiplex	Preamble
Digiplex Managers	5.02(a)
Interim Budget	4.05
Liquidating Trustee	10.03
Losses	11.02
Manager	5.02(a)
Maximum Digiplex Capital Call Amount	4.06(b)
New Theater	3.01(a)
New Theater Notice of Election	3.01(b)
New Theater Offer	3.01(a)
New Theater Offer Notice	3.01(a)
New Theater Offer Period	3.01(b)
Notice of Election	9.04(c)
Offer	9.04(a)
Offer Notice	9.04(a)
Offer Period	9.04(c)
Offer Price	9.04(a)
Offered Membership Units	9.04(a)
Officers	5.09
Other Member	9.04(a)
Prospective Seller	9.04(a)
Prospective Transferee	9.10
Put Right	9.06(a)
Regulatory Allocations	6.03
Remaining Membership Units	9.04(f)
Representatives	13.01(a)
Restricted Party	13.01(a)
Shortfall	4.05(b)
Start Media	Preamble
Start Media Managers	5.02(a)

Term	Section

Subsequent Budget	4.05
Tax Distributions	7.03

ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS

SECTION 2.01.  Formation.  ii)  The Members hereby form and confirm the formation of the Company as a limited liability company under and pursuant to the provisions of the Delaware Limited Liability Company Act (as the same may be amended from time to time, the “Act”) for the purposes and upon the terms and conditions hereinafter set forth.  The parties hereto agree that their rights, duties and liabilities and the rights duties and liabilities of any additional Member admitted to the Company in accordance with the terms hereof, shall be as provided in the Act, except as otherwise provided herein.

(b)      The name and mailing address of each Member shall be listed on Schedule 2.01 attached hereto.  Each of the Members is hereby admitted as a Member of the Company.  The Chairman, or a designee of the Chairman, shall be required to update Schedule 2.01 from time to time, as necessary to reflect accurately the information therein as known by the Chairman, but no such update shall modify Schedule 2.01 in any manner inconsistent with this Agreement or the Act.  Any amendment or revision to Schedule 2.01 made in accordance with this Agreement shall not be deemed an amendment to this Agreement for purposes of Section 13.13.  Any reference in this Agreement to Schedule 2.01 shall be deemed to be a reference to Schedule 2.01, as amended and in effect from time to time.

(c)      The Chairman, or a designee of the Chairman, is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, any amendments or restatements of the Articles and any other certificates, notices, statements or other instruments (and any amendments or restatements thereof) necessary or advisable for the formation of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment, restatement or other instrument may be executed, delivered or filed unless adopted in a manner authorized by this Agreement.

SECTION 2.02.  Name.  The name of the Company is Start Media/Digiplex, LLC.

SECTION 2.03.  Term.  The term of the Company shall commence, and the Certificate shall be filed in the office of the Secretary of State of the State of Delaware, on the date hereof and shall continue for a term as set forth in the Certificate, subject to the provisions set forth in Article X and applicable Law.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

SECTION 2.04.  Principal Place of Business.  The principal place of business of the Company shall be in New Jersey or such other place as the Board of Managers may determine from time to time, and the Company shall have other regional offices and operations as the Board of Managers may determine from time to time.

SECTION 2.05.  Title to Company Property.  All property of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.  Each Member waives any and all rights that it may have to maintain an action for partition of the Company or its property.

SECTION 2.06.  Agent for Service of Process.  The Company’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate, as the same may be amended by the Board of Managers  from time to time.

SECTION 2.07.  Purpose.  The purpose of the Company is to engage in (a) the Company Business and (b) any and all lawful activities in accordance with the Act which the Board of Managers  deems necessary or advisable in connection with the Company Business.

SECTION 2.08.  Powers of the Company.  Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.07.

ARTICLE III
RIGHT OF FIRST REFUSAL; FIDUCIARY DUTIES; CORPORATE OPPORTUNITIES

SECTION 3.01.  Right of First Refusal.  iii)  The Members agree that the opportunity to acquire additional movie theaters (excluding any movie theater within a ten (10) mile radius of the movie theaters set forth on Exhibit D) (each, a “New Theater”) will, in each case, be first offered to the Company.  If at any time during the term of this Agreement Digiplex or any of its Affiliates receives from or otherwise negotiates with a Third Party and reaches an agreement in principle or agrees upon a term sheet or similar document, subject to the negotiation and execution of definitive documentation, with respect to one or more New Theaters  (a “New Theater Offer”), Digiplex shall provide the Company and Start Media with written notice of such New Theater Offer (an “New Theater Offer Notice”).  The New Theater Offer Notice shall attach the term sheet or similar document (if any), identify the Third Party involved in the New Theater Offer, the New Theaters covered by the New Theater Offer (the “Offered New Theaters”) and all material terms and conditions relevant to the Board of Manager’s evaluation of such New Theater Offer.

(b)      The receipt of a New Theater Offer Notice by the Company and Start Media shall constitute an exclusive offer for the Company (or any of its Company Subsidiaries) to acquire any or all of the Offered New Theaters.  Such offer shall remain open and irrevocable until expiration of ten (10) Business Days after receipt of such New Theater Offer Notice by the Company and Start Media (the “New Theater Offer Period”).  At any time prior to expiration of the New Theater Offer Period, the Company shall (by a Start Media Vote pursuant to Section 5.06) have the right to accept the offer to acquire any or all of the Offered New Theaters by giving a written notice of election (the “New Theater Notice of Election”) to Digiplex.

(c)      If the Company (by a Start Media Vote pursuant to Section 5.06) accepts such offer by delivery of a New Theater Notice of Election in accordance with Section 3.01(b), the Company shall be entitled to acquire any or all of such Offered New Theaters, and all expenses related to the acquisition of such Offered New Theaters, including without limitation, legal, accounting and due diligence expenses related to such proposed acquisition, shall be at the sole expense of the Company.

(d)      Each Offered New Theater that is acquired by the Company will be operated in a separate wholly-owned Company Subsidiary, and shall thereafter be a Company Theater for the purposes hereof.  Each Company Subsidiary will enter into a Management Agreement with Digiplex.

(e)      In the event that the Company declines the offer to acquire all of the Offered New Theaters, then the Members hereby agree that such Offered New Theaters may be acquired by Digiplex or any of its Affiliates without restriction.  In the event that the Company shall have accepted the offer to acquire less than all of the Offered New Theaters, then the Members hereby agree that such Offered New Theaters as to which the Company did not accept the offer may be acquired by Digiplex or any of its Affiliates without restriction.

(f)      In the event that the Company accepts the offer by delivery of a New Theater Notice of Election in accordance with Section 3.01(b), and thereafter abandons the acquisition of such Offered New Theaters, then the Members hereby agree that such Offered New Theaters may be acquired by Digiplex or any of its Affiliates; provided, however, that Digiplex again complies with the “right of first refusal” process set forth in this Section 3.01, except that in any such circumstance the New Theater Offer Period shall be seven (7) Business Days.

(g)      Except as set forth above, Digiplex agrees that it will not, and it will cause its Affiliates not to, directly or indirectly, acquire any New Theater, or hold any equity or financial interest in, or participate in the management of any Person that acquires any New Theater; provided, however, that Digiplex and its Affiliates shall be permitted to manage New Theaters for unaffiliated third parties and, in connection therewith, receive customary financial compensation, including incentives (similar in nature and calculation methodology to compensation received by other operators in the movie theater management industry), that may be calculated by reference to the revenues of such New Theaters.

SECTION 3.02.  Fiduciary Duties; Corporate Opportunities.  This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Members hereto or their respective Affiliates or Managers, except for non-waivable provisions under the Law.  Further, the Members hereby waive, to the fullest extent permitted by Law, any and all fiduciary duties that, absent such waiver, may be implied by Law, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement.  Additionally, but subject to Section 3.01 above, each Member acknowledges that the other Members and the Affiliates of such Members own and/or manage other businesses, including businesses that may compete with the Company, the other Members and the Managers.  Except as otherwise provided in Section 3.01 above and elsewhere in this Agreement:

(a)      Each Member and its Affiliates, and their respective officers, directors, shareholders, partners, members, agents and employees, and each Manager designated by such Member (collectively, a “Corporate Opportunities Group”), shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description, including, without limitation, those business opportunities that might be similar to the Company Business;

(b)      Neither the Company nor any Member or such Member’s Corporate Opportunities Group shall have any right in or to such other business opportunities of any other Member or such other Member’s Corporate Opportunities Group or to the income or proceeds derived therefrom; and

(c)      Each Member and its Corporate Opportunities Group shall have the right to hold any such business opportunity for its own account or to recommend such opportunity to Persons other than the Company, any other Member or any Person in such other Member’s Corporate Opportunities Group.

ARTICLE IV
MEMBERSHIP UNITS, CAPITAL CONTRIBUTIONS,
CAPITAL ACCOUNTS AND BUDGET

SECTION 4.01.  Classes of Units.  There shall be two (2) classes of Membership Units, designated (a) Class A Units (the “Class A Units”) and (b) Class B Units (the “Class B Units”).  The Class A Units and Class B Units shall have the rights, powers and duties as are set forth in this Agreement.

SECTION 4.02.  Initial Capital Contributions.  iv)  In return for 650 Class A Units of the Company, initially representing 65% of the issued and outstanding Membership Units, Start Media has contributed to the Company $11,000,000 in cash, such contribution having been unanimously agreed to be good and valuable consideration for Start Media’s Class A Units by the Board of Managers and all Members.

(b)      In return for 350 Class B Units of the Company, initially representing 35% of the issued and outstanding Membership Units, Digiplex has contributed to the Company $5,500,000 in equivalent value in shares of Digiplex’s Class A Common Stock, such contribution having been unanimously agreed to be good and valuable consideration for Digiplex’s Class B Units by the Board of Managers and all Members.  For purposes of this Section 4.02(b), Digiplex’s  Class A Common Stock is valued at a price per share equal to the higher of (i) $5.49 or (ii) 90% multiplied by the volume weighted average price of Digiplex’s Class A Common Stock for the thirty (30) trading day period immediately prior to the applicable valuation date.

SECTION 4.03.  Membership Units.  All Membership Units shall have identical rights in all respects as all other Membership Units except as otherwise specified in this Agreement.  Each Membership Unit shall be entitled to one (1) vote on all matters on which holders of Membership Units are entitled to vote.  Each Member hereby agrees that its interest in the Company and in its Membership Units shall for all purposes be personal property.  The Membership Units held by each Member are as set forth on Schedule 2.01.

SECTION 4.04.  Additional Membership Units.  In the event additional Membership Units shall be issued to a Member, or to any other Person or Membership Units are sold or transferred to another Member or any other Person and such Person shall be admitted as a Member in accordance with the terms hereof, the Chairman shall amend Schedule 2.01 accordingly.

SECTION 4.05.  Budget.  v)  The Board of Managers has prepared and agreed upon a consolidated operating budget for the Company and the Company Subsidiaries through the Fiscal Year ending June 30, 2013 (the “Interim Budget”), which is based upon the actual results of operations of the Company Theaters as set forth in the financial statements for such Company Theaters for the nine-month period ended September 30, 2012, prepared in accordance with GAAP and reviewed by EisnerAmper and provided to the Board of Managers.  The Interim Budget is attached hereto as Schedule 4.05.  Beginning for the Fiscal Year ending June 30, 2014, and for each subsequent Fiscal Year, not later than thirty (30) days prior to the beginning of such Fiscal Year, Digiplex shall prepare and submit to the Board of Managers for approval, a consolidated operating budget for the Company and the Company Subsidiaries for such Fiscal Year (each, a “Subsequent Budget”).  Each Subsequent Budget shall be in a form substantially similar to the Interim Budget.  The Interim Budget and any Subsequent Budget are referred to as an “Approved Budget.”  If the Board of Managers cannot agree on a Subsequent Budget for the Company with respect to any Fiscal Year, the Members shall fund each category of operating expenses of the Company in an amount that is equal to the amount of such category of operating expenses set forth in the previous Approved Budget or the Interim Budget, as the case may be, increased by five percent (5%).

(b)      At the conclusion of the Fiscal Year ending June 30, 2014, and at the conclusion of each Fiscal Year thereafter, the actual results of the operations of the Company Theaters shall be compared to the budgeted results for such Company Theaters that were contained in the Approved Budget for such Fiscal Year.  If, and only if, it is determined at the conclusion of any such Fiscal Year that the TLCF for the Company Theaters for such Fiscal Year was less than 90% of the TLCF set forth in the Approved Budget for such Fiscal Year (the “Shortfall”), then the Board of Managers shall meet to discuss such results and the reasons and circumstances that contributed to any such Shortfall in an effort to determine what changes, if any, should be made to the Approved Budget for the then current Fiscal Year in light of the Shortfall.  If, after a period of thirty (30) days shall have elapsed since the actual TLCF for the immediately preceding Fiscal Year shall have been determined, the Board of Managers still remain unable to agree as to whether the Approved Budget for the then current Fiscal Year should remain unchanged or should be modified on account of the Shortfall, the Members shall submit the disagreements regarding such matters to mediation within the New York City metropolitan area by an independent, professional and impartial third party chosen by the Members and accredited by JAMS.  If after the expiration of ninety (90) days from the selection of a mediator the Board of Managers is still unable to resolve the differences with respect to the Approved Budget, then the Company shall engage an independent investment banking firm to assist the Company to effect a Company Sale,  the Members shall cooperate in good faith to effect a Company Sale, and the Company shall be dissolved in accordance with Article X.

SECTION 4.06.  Additional Funding.  vi)  In the event that the Board of Managers determines that additional capital is required to acquire any New Theater or otherwise to support the operations of the Company, such capital will be obtained through any one or a combination of the following means, at the election of the Board of Managers; provided, however, that Start Media shall be required to fund such additional Capital Contributions in an aggregate amount not to exceed $9,000,000 pursuant to Section 4.06(b); provided, further, however, that Digiplex shall have the right to fund all or a portion of such additional capital through additional Capital Contributions pursuant to Section 4.06(b):

(i)           subject to Section 5.05, revolving credit or other loan facilities provided by unrelated Persons (such as banks or other lending institutions);

(ii)           subject to Section 5.05, cash advances or other credit or loan facilities provided by the Members or their Affiliates; or

(iii)           additional Capital Contributions by the Members.

(b)      In the event that the Board of Managers determines that additional capital is require to acquire any New Theaters or to fund the operations of the Company and the Company Subsidiaries as set forth in an Approved Budget, such capital shall be funded through one or more Capital Contributions by the Members (a “Capital Call”), and the Members satisfying such Capital Call shall receive additional Membership Units, at a price per Membership Unit equal to the Additional Capital Call Price.  Start Media shall be required to fund such additional Capital Contributions in an aggregate amount not to exceed $9,000,000, subject to Digiplex’s right to fund any such Capital Call in an amount not to exceed the Maximum Digiplex Capital Call Amount (as defined below) for such Capital Call.  In exchange for any such additional Capital Contributions (i) by Start Media, Start Media shall receive additional Class A Units and (ii) by Digiplex, Digiplex shall receive additional Class B Units.  The Chairman shall notify each Member of the Capital Contribution to be made pursuant to this Section 4.06 by delivering written notice to each Member specifying (A) the aggregate amount of the Capital Call required at such time, (B) the Additional Capital Call Price, as determined in good faith by the Board of Managers, (C) the maximum amount of such Capital Call that Digiplex shall be entitled to fund (which shall be an amount such that, after the funding of such Capital Call by the Members, the total percentage interest of Digiplex does not exceed 50%) (the “Maximum Digiplex Capital Call Amount”) and (D) the date of which the Members are to fund such Capital Call, which shall be no earlier than fifteen (15) days and no later than thirty (30) days after delivery of such notice (the “Call Date”).  No later than five (5) days prior to the Call Date, Digiplex shall notify the Company and Start Media of the amount, if any, of the Maximum Digiplex Capital Call Amount which Digiplex intends to fund.  In the event that the additional Capital Call is required to acquire one or more New Theaters and the purchase price for such acquisition includes shares of Digiplex Class A Common Stock, Digiplex may make such additional Capital Contribution using shares of its Class A Common Stock, and the value of such contributed Class A Common Stock shall be equal to the value placed on such Class A Common Stock in the proposed acquisition of the New Theaters. Start Media and/or Digiplex, as the case may be, shall fund the Capital Call on the Call Date.  In the event that either Start Media or Digiplex shall dispute the Board of Manager’s determination of Additional Capital Call Price, the number of Membership Units received by any such Member in respect of such Capital Call shall be adjusted upon the final determination of Additional Capital Call Price, effective as of the Call Date.  Notwithstanding anything in this Agreement to the contrary, any additional Capital Contributions made by Digiplex shall not reduce Start Media’s commitment to make Capital Contributions (including Start Media’s initial Capital Contribution in the amount of $11,000,000) aggregating $20,000,000.

SECTION 4.07.  Status of Capital Contributions.  vii)  No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise specifically provided in this Agreement.

(b)      The Members shall be liable only to make their Capital Contributions pursuant to this Article IV, and no Member shall be required to lend any funds to the Company or, after a Member’s Capital Contributions have been fully paid pursuant to this Article IV, to make any additional capital contributions to the Company.  No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member or Transferee.

SECTION 4.08.  Capital Accounts.  viii)  An individual Capital Account shall be established and maintained for each Member.

(b)      The Capital Account of each Member shall be maintained in accordance with the following provisions:

(i)           to each Member’s Capital Account there shall be credited all such Member’s Capital Contributions, such Member’s distributive share of Net Profits, any items in the nature of income or gain that are specially allocated to such Member pursuant to Article VI and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

(ii)           to such Member’s Capital Account there shall be debited the amount of cash and the Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Losses, any items in the nature of deductions or losses that are specially allocated to such Member pursuant to Article VI and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii)           in the event all or some of a Member’s interest in the Company is sold in accordance with Article IX, the Transferee shall succeed to the Capital Account of the assignor to the extent it relates to the transferred interest; and

(iv)           no Member shall be required to pay to the Company or to any other Member or Person any deficit in such Member’s capital account upon dissolution of the Company or otherwise.

ARTICLE V
BOARD OF MANAGERS; MANAGERS
AND OFFICERS

SECTION 5.01.  Management of the Company.  The business, affairs and management of the Company shall be vested in the Board of Managers (the “Board of Managers”), which may from time to time by resolution delegate authority to the Officers or to others to act on behalf of the Company.  Except as expressly set forth in this Agreement, the Managers serving on the Board of Managers, shall have the sole and exclusive power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers under the Act.

SECTION 5.02.  Board of Managers.  (a)  Each Member shall appoint one or more individuals to act on its behalf at meetings of the Board of Managers (each a “Manager”).  The total number of Managers that shall be entitled to attend Board of Managers meetings shall be four (4), (i) of whom two(2) shall be designated by Start Media (the “Start Media Managers”) and (ii) of whom two (2) shall be designated by Digiplex (the “Digiplex Managers”).  The Board of Managers shall select a chairman (the “Chairman”) who shall preside over meetings of the Board of Managers but who shall have no other special powers or authority with respect to the Board of Managers unless otherwise approved by Majority Vote.  The initial Start Media Managers shall be Michael J. Maher and Vinay S. Kolla; the initial Digiplex Managers shall be A. Dale Mayo and Warren H. Colodner; and the initial Chairman shall be A. Dale Mayo.

           (b) The presence of at least one (1) Start Media Manager and one (1) Digiplex Manager shall constitute a quorum.  A quorum must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid.  Subject to Section 5.05 and Section 5.06, all decisions of the Board of Managers shall be taken by a majority of the Managers present at such meeting at which a quorum exists for such decision or action to be valid.  One (1) Digiplex Manager present at a meeting of the Board of Managers at which a quorum exists shall be entitled to cast, in addition to such Digiplex Manager’s own vote, one vote for any absent Digiplex Manager.  One (1) Start Media Manager present at a meeting of the Board of Managers  at which a quorum exists shall be entitled to cast, in addition to such Start Media Manager’s own vote, one vote for any absent Start Media Manager.

SECTION 5.03.  Frequency of Meetings.  ix)  The Board of Managers shall meet no less frequently than quarterly.  Special meetings of the Board of Managers shall be called at the direction of one (1) or more Managers, and for reasonable cause shown, upon not less than five (5) Business Days’ notice given by such Manager.  Emergency meetings of the Board of Managers may be held upon not less than one (1) Business Day’s telephone notice specifying in reasonable detail the nature of such emergency (to be confirmed by written fax notice) by any Manager.

(b)      With respect to quarterly meetings and non-quarterly non-emergency meetings, not later than five (5) Business Days before each such meeting, the Chairman shall deliver to each Manager, together with the notice of each such meeting, an agenda specifying in reasonable detail the matters to be discussed at the applicable Board of Managers meeting.  Any Manager that wishes to have any additional matter discussed at any such meeting shall give to the Chairman and each other Manager not later than two (2) Business Days prior to any such meeting, notice of each matter it so wishes to discuss.

SECTION 5.04.   Removal of Directors; Vacancies.  (a) A Member may at any time remove any Manager appointed by such Member pursuant to Section 5.02, with or without cause.

(b) In the event a vacancy occurs on the Board of Managers as a result of the retirement, removal, resignation or death of a Manager designated pursuant to Section 5.02, such vacancy shall be filled by a person designated by the Member, the retirement, removal, resignation or death of whose designee or nominee created the vacancy.

SECTION 5.05.  Majority Vote of Board of Managers Required.  The Board of Managers shall have authority with respect to all aspects of the operation of the Company.  Without limiting the generality of the foregoing, the Company shall not (and shall cause each Company Subsidiary not to) take any of the following actions except pursuant to a Majority Vote:

(a)      the amendment or restatement of the Certificate or this Agreement or the constituent documents of any Company Subsidiary (including any change in the number of, or method of designating, Managers on the Board of Managers);

(b)      the authorization, issuance, sale, acquisition, repurchase or redemption by the Company or any Company Subsidiary of any new or existing Membership Units or other equity interest (or profits interest, option, warrant, conversion or similar right with respect to any equity interest) in or of the Company or any Company Subsidiary, including the sending of any notice requesting Capital Contributions to a Member pursuant to Sections 4.06;

(c)      the declaration, making or payment of any dividend, distribution or transfer (whether in cash, securities or other property) to the Members (other than Tax Distributions required to be paid pursuant to Section 7.03);

(d)      the approval of any Liquidity Event;

(e)      other than as specifically provided in an Approved Budget, the incurrence, issuance, assumption, guarantee or refinancing of any indebtedness for borrowed money by the Company or any Company Subsidiary, other than (i) trade accounts of the Company or any Company Subsidiary incurred in the ordinary course of business and (ii) any guarantee by the Company of any indebtedness or obligation of a Company Subsidiary;

(f)      the creation or acquisition of, or investment in, any Company Subsidiary or any other Person or the entering of any partnership, consortium, joint venture or other similar enterprise;

(g)      authorize the execution of definitive documentation with respect to any New Theater offered to the Company by Digiplex with respect to which the Company exercised its “right of first refusal” pursuant to Section 3.01;

(h)      the acquisition of any New Theater (other than any New Theater covered by the “right of first refusal” set forth in Section 3.01);

(i)      the acquisition of a substantial portion of the assets or business of any Person or any division or line of business thereof or any other acquisition of material assets;

(j)      the sale, transfer, lease, sublease, license or other disposition by the Company or any Company Subsidiary to a third party of any Company Theater or Company Subsidiary (or other equity interest in any other Person), or any material property or asset, real, personal or mixed (including leasehold interests and intangible assets);

(k)      the adoption of any Subsequent Budget or any material revision or amendment thereto;

(l)      any capital expenditure or expense by the Company or any Company Subsidiary not provided for any Subsequent Budget in an amount that, in the aggregate, is in excess of 0.5% of the consolidated gross revenues of the Company Theaters for the trailing twelve (12) month period;

(m)            the conduct by the Company or any Company Subsidiary of any business other than, or the engagement by the Company or any Company Subsidiary in any transaction not substantially related to, the Company Business;

(n)      sell, transfer, license, pledge or encumber any intellectual property of the Company or any Company Subsidiary, other than licenses granted in the ordinary course of business;

(o)      register any securities of the Company or any Company Subsidiary pursuant to the Securities Act;

(p)      the Company or any Company Subsidiary entering into, amending, waiving or terminating any agreement, arrangement or transaction (other than any Management Agreement) with any Officer (other than any employment or similar agreement, arrangement or transaction for payment of salary, bonus or reimbursement of reasonable expenses), Affiliate or Member of the Company (or any relative, beneficiary, employee, officer, director, manager or Affiliate of such Person);

(q)      the commencement or settlement of any litigation or arbitration, other than (i) for the collection of debts arising in the ordinary course of the business or (ii) any application for an interim injunction or other interim application which is urgently required and in the best interests of the Company or any Company Subsidiary in circumstances where it is not reasonably practicable to obtain prior consent; and

(r)      the entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing (a)-(q).

SECTION 5.06.  Start Media Vote of Board of Managers Required.  The Company shall not (and shall cause each Company Subsidiary not to) take any of the following actions except pursuant to a Start Media Vote:

(s)      the determination of whether to exercise the “right of first refusal” with respect to any New Theater offered to the Company pursuant to Section 3.01;

(t)      the Company or any Company Subsidiary entering into, amending, waiving or terminating any Management Agreement; and

(u)      the entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing (a)-(b).

SECTION 5.07.  Action by Written Consent.  Any action required or permitted to be taken by the Members or the Board of Managers, either at a meeting or otherwise, may be taken without a meeting if the Members or the Managers, as the case may be, by a unanimous vote of the Membership Units or unanimous vote of the Managers, as the case may be, thereto in writing and the writing or writings are filed with the minutes of proceedings of the Members or the Managers, as the case may be.

SECTION 5.08.  Telephonic Meetings.  Managers may participate in a meeting of the Board of Managers by means of a conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 5.09.  Officers.  The Company shall have employees or agents who are denominated as officers, as the Board of Managers may designate from time to time (the “Officers”).  The Officers shall be subject to the authority of the Board of Managers, and the Officers shall be responsible for implementing the decisions of the Board of Managers and for conducting the ordinary and usual business and affairs of the Company, subject to the policies and limitations established by, and the supervision of, the Board of Managers and subject to the terms of this Agreement.  The Officers shall keep the Board of Managers informed as to all matters of concern to the Company.

ARTICLE VI
ALLOCATIONS; TAX MATTERS

SECTION 6.01.  Allocations.  x)  Except as provided in Section 6.01(b), the Company’s Net Profits and Net Losses, subject to the special allocations pursuant to Sections 6.02 and 6.03, shall be allocated to the Members for purposes of determining the Capital Accounts in proportion to and in accordance with the number of Membership Units held by each such Member, respectively, at the time of such allocation.

(b)      In any Liquidity Event Year, the Company’s Net Profits and Net Losses, subject to the special allocations pursuant to Sections 6.02 and 6.03, shall be allocated to the Members so as to cause, to the maximum extent possible, the Capital Account balance of each Member to be equal to the amount that the Member would receive if the Company sold all of its properties at that time for cash equal to their then Asset Values, paid its liabilities and then distributed the remaining proceeds in accordance with Section 10.04 hereof.

SECTION 6.02.  Special Allocations.  xi)  Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article VI, if there is a net decrease in partnership minimum gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for the fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, determined in accordance with Regulations Section l.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations.  This Section 6.02(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)      Partner Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article VI, if there is a net decrease in partner nonrecourse debt minimum gain attributable to a partner nonrecourse debt during any Fiscal Year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specifically allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations.  This Section 6.02(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)      Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or l.704-l(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.02(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.02(c) were not in the Agreement.

(d)      Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 6.02(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.02(c) and this Section 6.02(d) were not in the Agreement.

(e)      Nonrecourse Deductions.  Nonrecourse deductions for any fiscal year shall be allocated to the Members pro rata in accordance with the number of Membership Units owned by such Member.

(f)      Partner Nonrecourse Deductions.  Partner nonrecourse deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss, or to the Members in the proportions in which they bear the economic risk of loss, with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

(g)      Net Loss Limitation.  The Net Losses and items of deduction or loss allocated pursuant to Sections 6.01 and 6.02 shall not exceed the maximum amount of Net Losses and items of deduction and loss that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  All Net Losses and items of deduction or loss in excess of the limitations set forth in this Section 6.02 shall be allocated to the Members who do not have Adjusted Capital Account Deficits in proportion to their Adjusted Capital Accounts.  To the extent that Members have been allocated Net Losses pursuant to the previous sentence, prior to any allocation of Net Profits pursuant to Section 6.01(a) such Members shall be allocated Net Profits pro rata in proportion to such allocated Net Losses.

SECTION 6.03.  Curative Allocations.  The allocations set forth in Section 6.02 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.03.  Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to this Article VI without regard to the Regulatory Allocations.  In exercising their discretion under this Section 6.03, the Members shall take into account future Regulatory Allocations under Section 6.02 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 6.02.

SECTION 6.04.  Tax Allocations.  xii)  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Asset Value (computed in accordance with the definition of Asset Value).

(b)      In the event the Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c)      Any elections or other decisions relating to such allocations shall be made by the tax matters Member in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 6.04 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(d)      Except as otherwise provided in this Agreement, all items of Company gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Profit or Net Loss, or amounts specially allocated pursuant to Section 6.02 or 6.03 hereof, as the case may be, for the fiscal year.

SECTION 6.05.  Tax Decisions.  The Company shall file as a partnership for federal and state income tax purposes.  All elections required or permitted to be made by the Company, and all other tax decisions and determinations relating to federal, state or local tax matters shall be made by the tax matters Member, in consultation with the Board of Managers and the Company’s attorneys and/or accountants.  Tax audits, controversies and litigations shall be conducted under the direction of the tax matters Member.  The tax matters Member shall submit to the Board of Managers, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Company.  Digiplex shall be the initial tax matters Member within the meaning of Section 6231(a)(7) of the Code.  The tax matters Member shall furnish to the Company which shall furnish to the other Members a copy of all notices or other written communications received by the tax matters Member from the Internal Revenue Service or any state of local taxing authority.  The tax matters Member shall cause all tax returns of the Company to be timely filed.  Copies of such returns shall be kept at the Company’s principal place of business or at such other place as the tax matters Member shall determine and shall be available for inspection by the Members or their duly authorized representatives during regular business hours.  The tax matters Member shall distribute to the Company which shall distribute to each of the Members, as soon as practicable after the end of the fiscal year of the Company, information with respect to the Company necessary for each Member to prepare its Federal, state and local tax returns.

ARTICLE VII
DISTRIBUTIONS

SECTION 7.01.  Distribution of Net Cash Flow From Operations.  Subject to Sections 7.02 and 7.03, the Board of Managers will cause the Company to make distributions of Net Cash Flow From Operations on at least an annual basis as of June 30 of each year, and at such other times as determined by the Board of Managers pursuant to Section 5.05, to the Members, in the following priority:

(a)           first, to Start Media (or its Transferee) until Start Media (or its Transferee) has received distributions which equal Start Media’s (or its Transferee’s) Class A Preferred Return;

(b)           second, to Digiplex (or its Transferee) until Digiplex (or its Transferee) has received distributions which equal Digiplex’s (or its Transferee’s) Class B Preferred Return; and

(c)           thereafter, pro rata to each Member in accordance with the number of Membership Units held by such Member as set forth on Schedule 2.01.

SECTION 7.02.  Liquidity Event Distribution.  Upon the occurrence of a Liquidity Event, the Board of Managers will cause the Company to make distributions of Liquidity Event Net Proceeds to the Members, in the following priority:

(a)      first, to Start Media (or its Transferee) until Start Media (or its Transferee) has received distributions which equal Start Media’s (or its Transferee’s) Class A Preferred Return;

(b)      second, to Start Media (or its Transferee) until Start Media (or its Transferee) has received distributions which equal Start Media’s (or its Transferee’s) Class A Capital Contribution;

(c)      third, to Digiplex  (or its Transferee) until Digiplex  (or its Transferee) has received distributions which equal Digiplex’s  (or its Transferee’s)  Preferred Return;

(d)      fourth, to Digiplex (or its Transferee) until Digiplex (or its Transferee) has received distributions which equal Digiplex’s (or its Transferee’s) Class B Capital Contribution; and

(e)      thereafter, pro rata to each Member in accordance with the number of Membership Units held by such Member as set forth on Schedule 2.01.

SECTION 7.03.  Tax Distributions.  The Company shall make quarterly distributions, to the extent of available cash, to each Member, in an amount equal to such Member’s share, pro rata in accordance with their respective Membership Units, of the Company’s Assumed Tax Liability (“Tax Distributions”).  For the purposes of this Section 7.03, “Assumed Tax Liability” means the product of the Company’s taxable income through the payment date multiplied by the highest combined maximum effective federal, state and local income tax rate applicable to any Member.  The Board of Managers will make a good faith estimate of the Assumed Tax Liability each quarter, and cash distributions will be made, the extent of available cash, to the Members in an amount equal to the appropriate percentage of such estimate adjusted for prior distributions on April 14, June 14, September 14 and December 14 of such year.  A final determination of Assumed Tax Liability will be made no later than March 1 of the year succeeding the year with respect to which such Assumed Tax Liability is being calculated, with adjusting payments to be made to or from the Company by March 15 of such year.  Distributions not made for any reason pursuant to this Section 7.03 shall accumulate without interest until paid.  In addition, any distribution made by the Company in excess of the required distributions for a required distribution date shall be applied towards the next scheduled distribution.

SECTION 7.04.  Distribution Rules.  xiii)  All amounts withheld pursuant to the Code or any provision of any state or local tax Law with respect to any payment, distribution or allocation by the Company to the Members shall be treated as amounts distributed to the Members pursuant to this Article VII for all purposes of this Agreement.  The Company is authorized and directed to withhold from distribution, or with respect to allocations, to the Members and to pay over to any Federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other Federal, state or local Law and shall allocate such amounts to those Members with respect to which such amounts were withheld.  Promptly upon learning of any requirement under any provision of the Code or any other applicable Law requiring the Company to withhold any sum from a distribution to a Member or to make any payment to any taxing authority in respect of such Member, the Company shall give written notice to such Member of such requirement and, if practicable and if requested by such Member, shall cooperate with such Member in all lawful respects to minimize or to eliminate any such withholding or payment.

(b)      A Member shall not have the status of, and is not entitled to the remedies available to, a creditor of the Company with regard to distributions that such Member becomes entitled to receive pursuant to this Agreement and the Act.

SECTION 7.05.  Limitations on Distribution.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Membership Units if such distribution would violate Section 18-607 of the Act or other applicable Law.

ARTICLE VIII
BOOKS AND RECORDS; FINANCIAL STATEMENTS

SECTION 8.01.  Books and Records; Financial Statements.  xiv)  The Company shall prepare and maintain separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company Business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.  Such books of account, together with a certified copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representatives for any purpose reasonably related to such Member’s interest in the Company.  In addition, any Member shall be entitled to visit any of the Company Theaters or other facilities of the Company and the Company Subsidiaries at any time.  The books of account and the records of the Company shall be audited by and reported upon as of the end of each Fiscal Year by a firm of independent certified public accountants that shall be selected by the Board of Managers (the “Auditors”).

(b)      The following financial information, prepared in accordance with GAAP and at the Company’s expense, shall be transmitted by Digiplex to the Board of Managers and to each other Member at the times hereinafter set forth:

(i)           Within ninety (90) days after the close of each Fiscal Year, the following financial statements, audited by and certified to by the Auditors:

(A)   the consolidated balance sheet of the Company as of the close of such Fiscal Year;

(B)   a statement of Company Net Profits and Net Losses for such Fiscal Year;

(C)   a statement of the Company’s cash flows for such Fiscal Year; and

(D)   a statement of such Member’s Capital Account as of the close of such Fiscal Year, and changes therein during such Fiscal Year.

(ii)           Within sixty (60) days after the close of each Fiscal Year, a statement indicating such Member’s share of each item of Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes.

(iii)           As soon as available and in any event within forty-five (45) days after the end of each three-month period, consolidated balance sheets of the Company as of the end of such three-month period and statements of income and Company Net Profits and Net Losses for the period commencing at the end of the previous Fiscal Year and ending with the end of such three-month period, reviewed by the Auditors.

(c)      As soon as practicable and in any event within fifteen (15) days following the end of each calendar month, Digiplex shall (at Digiplex’s cost) deliver to each other Member a monthly profit and loss statement for each Company Theater (indicating actual vs. budget).

(d)      Each Member shall provide to the Company upon request tax basis information about contributed assets and other tax information reasonably requested by the Company.

SECTION 8.02.  Reporting Requirements.  The Company shall furnish or cause to be furnished to each Manager:

(a)      as soon as possible and in any event within ten (10) days after the Company or any Company Subsidiary has received notice of the occurrence of any default or event of default continuing on the date of such statement under any agreement relating to any material obligation of the Company or any Company Subsidiary, a statement of the Company setting forth details of such default or event of default and the action which the Company or any Company Subsidiary has taken and proposes to take with respect thereto;

(b)      promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its creditors, and copies of all tax returns that the Company files with any federal or state taxing authority;

(c)      within fifteen (15) days of the filing of the Company’s federal tax return (Federal Form 1065), a copy of Schedule K-1 of Federal Form 1065 reporting such Member’s allocable share of Net Profits, Net Losses and other items of income, gain, deductions or loss for such Fiscal Year, and, from time to time, such additional information as the Member may reasonably require for tax purposes; and

(d)      such other information regarding the condition or operations, financial or otherwise, of the Company or any Company Subsidiary as any Member may from time to time reasonably request.

ARTICLE IX

RESTRICTIONS ON TRANSFER

SECTION 9.01.  Certificates; Legends.  xv)  Ownership of Membership Units shall be evidenced by certificates.  The Company shall issue one or more Membership Unit certificates to each Member, which Membership Unit certificates need not bear a seal of the Company but shall be signed by a Manager or other Person authorized by the Board of Managers to sign such Membership Unit certificates certifying the number, class and series of Membership Units represented by such certificate.  The Company shall affix to each certificate evidencing Membership Units issued to Members a legend in substantially the following form:

“THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN OPERATING AGREEMENT DATED AS OF DECEMBER 10, 2012, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.  NO REGISTRATION OF TRANSFER OF THESE MEMBERSHIP UNITS WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”

(b)      In the event that the Membership Unit certificates are not required under applicable securities Laws to bear the legend in the first paragraph of Section 9.01(a), the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Membership Units without such legend; provided, that before issuing a new certificate omitting such legend, the Company may request an opinion of counsel reasonably satisfactory to it to the effect such legend is no longer required by such Laws.  In the event that the Membership Units shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Membership Units without the legend required by the second paragraph of Section 9.01(a).

SECTION 9.02.  Certain Restrictions on Sale or Encumbrance.  xvi)  Until December 10, 2015, no Member shall make any Sale of, or create, incur or assume any Encumbrance with respect to, any Membership Units Beneficially Owned by such Member, other than any Sale to a Permitted Transferee, without the prior written consent of all other Members.

(b)      From December 10, 2015 and during the effectiveness of this Agreement, no Member shall make any Sale of, or create, incur or assume any Encumbrance with respect to, any Membership Units Beneficially Owned by such Member, other than any Sale to a Permitted Transferee, or any Sale in accordance with this Article VI.

(c)      No Sale of Membership Units to a Permitted Transferee shall be effective if a purpose or effect of such transfer shall have been to circumvent the provisions of this Section 9.02.  Each Member shall remain responsible for the performance of this Agreement by each Permitted Transferee of such Member to which Membership Units are transferred.  If any Permitted Transferee to which Membership Units are transferred pursuant to Section 9.02(a) ceases to be a Permitted Transferee of the Member from which or whom it acquired such Membership Units pursuant to such provision, such Person shall reconvey such Membership Units to such transferring Member immediately before such Person ceases to be a Permitted Transferee of such transferring Member so long as such Person knows of its upcoming change of status immediately prior thereto.  If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such transfer to such transferring Member as soon as practicable after the former Permitted Transferee receives notice thereof.

(d)      In the case of a Sale or attempted Sale of Membership Units or other interest in the Company contrary to the provisions of the Agreement, the parties engaging or attempting to engage in such Sale shall indemnify and hold harmless the Company and each of the Members from all losses that such indemnified Persons may incur (including, without limitation, incremented tax liability and lawyers’ fees and expenses) in enforcing the provisions of this Agreement.

SECTION 9.03.  Improper Sale or Encumbrance.  Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect to, any Membership Units shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s records to such attempted Sale or Encumbrance.

SECTION 9.04.  Rights of First Refusal.  xvii)  If at any time during the term of this Agreement any Member receives from or otherwise negotiates with a Third Party a bona fide offer (an “Offer”) to purchase for cash, Cash Equivalents or Marketable Securities any Membership Units Beneficially Owned or held by such Member, and such Member intends to sell such Membership Units to such Third Party, such Member (the “Prospective Seller”) shall provide the Company and each Member other than the Prospective Seller (each, an “Other Member”) with written notice of such Offer (an “Offer Notice”).  The Offer Notice shall identify the Third Party making the Offer, the number of Membership Units covered by the Offer (the “Offered Membership Units”), the price per Membership Unit at which a Sale is proposed to be made (the “Offer Price”), the form of consideration proposed to be paid and all other material terms and conditions of the Offer.

(b)      If the Offer Price includes:

(i)           any Marketable Securities, the value of such securities shall be determined by calculating a volume-weighted average of the closing prices of such securities over the ten (10) trading-day period ending on the Price Determination Date on the market with the largest trading volume in such securities; or

(ii)           any Cash Equivalents, the value of such Cash Equivalents shall be determined by reference to the closing price thereof on the market with the largest trading volume in such securities on the Price Determination Date.

(c)      The receipt of an Offer Notice by the Other Members from a Prospective Seller shall constitute an offer by such Prospective Seller to sell to such other Members any or all of the Offered Membership Units at the Offer Price pro rata, in accordance with the following formula.  Each such Other Member shall be entitled to purchase, upon the terms specified in the Offer Notice, a number of Membership Units equal to (x) the number of Offered Membership Units plus the number of Membership Units being sold pursuant to Section 9.05 hereof, if any, multiplied by (y) a fraction, the numerator of which is the number of Membership Units Beneficially Owned by such Other Member and the denominator of which is the number of Membership Units Beneficially Owned by all Other Members who wish to purchase Offered Membership Units.  If any Other Member wishes to purchase less than all the Membership Units such Other Member is entitled to purchase in accordance with the preceding sentence, the Membership Units such Other Member declines to purchase shall be allocated among the Other Members who wish to purchase such additional Membership Units according to the same formula, mutatis mutandis.  Such offer shall remain open and irrevocable until expiration of thirty (30) days after receipt of such Offer Notice by the Other Members (the “Offer Period”).  Each Other Member who wishes may accept the offer by sending a written notice of election (the “Notice of Election”) to the Prospective Seller and the Company with a copy to the Other Members prior to expiration of the Offer Period.  The Notice of Election shall specify the maximum number of Membership Units an Other Member is willing to purchase pursuant to this Section 9.04, if any, the number of Membership Units it wishes and is entitled to sell pursuant to Section 9.05, if any, and any other terms and conditions not inconsistent with this Agreement.  Upon expiration of the Offer Period, the Prospective Seller shall allocate in accordance with this Article IX any Membership Units to be sold pursuant to this Article IX and promptly notify each Member of its determination.

(d)      If any Other Member accepts the Prospective Seller’s offer in accordance with Section 9.04(c) (an “Accepting Party”), and the entire Offered Membership Units shall be purchased by the Other Members, such Accepting Party shall purchase from the Prospective Seller, and the Prospective Seller shall sell to such Accepting Party, such number of Offered Membership Units as to which such Accepting Party shall have accepted the Prospective Seller’s offer.  The price per Membership Unit to be paid by such Accepting Party shall be the Offer Price specified in the Offer Notice, payable in accordance with the terms of the Offer  In the event the Other Members have not elected to purchase the entirety of the Offered Membership Units, the Prospective Seller may sell all of the Offered Membership Units in accordance with Section 9.04(f) as Remaining Membership Units.

(e)      The Prospective Seller and each Accepting Party shall select, for consummation of the Sale of Offered Membership Units to such Accepting Party, a date not later than thirty (30) days after expiration of the Offer Period.  At the consummation of such Sale, the Prospective Seller shall, against delivery by the relevant Accepting Party of the Offer Price multiplied by the number of Membership Units being purchased by such Accepting Party, (i) deliver to the Accepting Party certificates evidencing the Offered Membership Units being sold plus the Membership Units being sold pursuant to Section 9.05, if any, duly endorsed in blank or accompanied by written instruments of transfer in form satisfactory to such Accepting Party duly executed by the Prospective Seller (or the selling Other Member, as the case may be) free and clear of any and all Encumbrances (other than this Agreement), and (ii) assign all its rights under this Agreement with respect to the Offered Membership Units being sold pursuant to an instrument of assignment reasonably satisfactory to such Accepting Party.

(f)      In the event that (i) the Prospective Seller shall not have received Notices of Election indicating a desire to purchase, in the aggregate, all the Offered Membership Units prior to expiration of the Offer Period (in which case the Prospective Seller, pursuant to Section 9.04(d), shall not be obligated to sell any of the Offered Membership Units to the Other Members) or (ii) an Accepting Party shall have given a Notice of Election to the Prospective Seller but shall have failed to consummate, other than as a result of the fault of the Prospective Seller, a purchase of the Offered Membership Units he elected to purchase in such Notice of Election within the time frame specified in paragraph (e) above (and no Other Member shall have indicated an interest upon any such failure to buy such Membership Units within ten (10) Business Days of their receipt of a notice of such failure from the Prospective Seller), then nothing in this Section 9.04 shall limit the right of the Prospective Seller to make thereafter a Sale of, or create an Encumbrance on, all Offered Membership Units not accepted for purchase by the Company or the Other Members pursuant to a Notice of Election (the “Remaining Membership Units”); provided that

(A)                 the total number of Membership Units sold by the Prospective Seller for its own account (i.e., not including Membership Units owned by Other Members) to the Third Party who made the Offer shall be not more than the number of Offered Membership Units specified in the Offer Notice; and

(B)                 all the Membership Units that are sold or otherwise disposed of by the Prospective Seller are sold (1) within thirty (30) days after expiration of the Offer Period, (2) at an amount not less than the Offer Price included in such Offer Notice, (3) on the terms specified in the Offer Notice and (4) to the Third Party that made the Offer.

(g)      In the event that each Other Member and the Company shall have received an Offer Notice from a Prospective Seller, the Prospective Seller shall not have received Notices of Election indicating a desire to buy all the Offered Membership Units prior to the expiration of the Offer Period and such Prospective Seller shall not have sold the Remaining Membership Units before the expiration of the period specified in Section 9.04(f)(B) above, then such Prospective Seller shall not give another Offer Notice for a period of one year from the day the Offer Notice was delivered.

(h)      Anything in this Section 9.04 to the contrary notwithstanding, the provisions of this Section 9.04 shall not be applicable to any Sale to a Permitted Transferee.

SECTION 9.05.  Right to Participate in Certain Dispositions.  xviii)  If, at any time during the term of this Agreement, a Prospective Seller shall determine to sell Membership Units representing 10% or more of the Company’s then issued and outstanding Membership Units pursuant to an Offer, the Prospective Seller shall provide the Offer Notice defined in Section 9.04 to the Company and each of the Other Members.  Each of the Other Members shall have the right and option, for a period of thirty (30) days concurrent with the Offer Period specified in Section 9.04, to sell, pursuant to the Offer, up to the same percentage of Membership Units held or owned by it as the percentage of Membership Units held or owned by such Prospective Seller as such Prospective Seller proposes to sell; provided that such right shall vest only (i) if less than all the Offered Membership Units are sold to the Other Members pursuant to Section 9.04 and the Prospective Seller still intends to consummate a Sale to the Third Party pursuant to the Offer or (ii) the Prospective Seller receives Notices of Election which, in the aggregate, represent offers to buy all the Offered Membership Units and all the Membership Units tendered by Other Members pursuant to this Section 9.05.  Each Other Member desiring to exercise such right shall, prior to the expiration of the Offer Period, provide the Prospective Seller and the Other Members with a Notice of Election specifying the number of Membership Units which such Other Member has an interest in selling pursuant to the Offer.

(b)      If the Third Party making the Offer is unwilling to buy all the Offered Membership Units or Remaining Membership Units, as the case may be, plus all the Membership Units tendered by Other Members in their Notices of Election, then the Prospective Seller and each Other Member who indicated the desire to sell in its Notice of Election shall be entitled to sell a number of Membership Units equal to (x) the number of Membership Units the Third Party offeror is willing to buy (which shall not be less than the number of Offered Membership Units), multiplied by (y) a fraction, the numerator of which is the number of Membership Units owned by such Other Member or the Prospective Seller, as the case may be, and the denominator of which is the sum of the total number of Membership Units owned by all Other Members who wish to sell Membership Units pursuant to the Offer and the Prospective Seller.  If any Other Member wishes to sell less than all the Membership Units it is entitled to sell in accordance with the preceding sentence, the Membership Units it declines to sell shall be allocated among the Prospective Seller and the Other Members who wish to sell additional Membership Units according to the same formula, mutatis mutandis.  The Prospective Seller shall not effect the Sale of any Membership Units pursuant to the Offer unless all the Offered Membership Units and all of the Membership Units tendered to the Prospective Seller and entitled to be sold pursuant to this Section 9.05 are simultaneously sold.

(c)      As promptly as practicable after the consummation of any Sale or other disposition of Membership Units to the Third Party pursuant to this Section 9.05, the Prospective Seller shall remit to each of the Other Members the total sales price of the Membership Units of such Other Members sold pursuant thereto (taking into account the rights, powers and duties of the classes of Membership Units sold, but without applying a minority discount).

(d)      If at the end of the Offer Period any Other Member shall not have given a Notice of Election indicating an interest in selling all of the Membership Units such Other Member would have been entitled to sell in accordance with Section 9.05(a) above, such Other Member shall be deemed to have waived all its rights under this Section 9.05 with respect to the Sale pursuant to the Offer for such Membership Units.

(e)      Except as expressly provided in this Section 9.05, no Prospective Seller shall have any obligation to any Other Member with respect to the Sale or other disposition of any Membership Units owned by such Other Member in connection with this Section 9.05.  Anything herein to the contrary notwithstanding and irrespective of whether any Notice of Election shall have been given, no Prospective Seller shall have any obligation to any Other Member to sell or otherwise dispose of any Offered Membership Units pursuant to this Section 9.05 as a result of any decision by such Prospective Seller not to accept or consummate any Offer or Sale or other disposition with respect to the Offered Membership Units (it being understood that  any and all such decisions shall be made by such Prospective Seller in its sole discretion).  No Other Member shall be entitled to sell or otherwise dispose of Membership Units directly to any Third Party pursuant to an Offer (it being understood that all such Sales and other dispositions shall be made only on the terms and pursuant to the procedures set forth in this Article IX).

(f)      Anything in this Section 9.05 to the contrary notwithstanding, the provisions of this Section 9.05 shall not be applicable to any transfer to a Permitted Transferee.

SECTION 9.06.  Start Media Put Right Upon Digiplex Change of Control.  xix)  In the event of a Change of Control of Digiplex, Digiplex will, promptly following such Change of Control, notify each other Member in writing thereof, setting forth the date and circumstances of the Change of Control (including the amount and form of consideration paid or payable in connection with such Change of Control and the identity of the Third Party purchaser(s)).  During the ninety (90) day period commencing on the date of receipt of such notice, Start Media (or its Transferee) shall have the right to require Digiplex (or its successor entity) to purchase all, but not less than all, of such Member’s Membership Units (the “Put Right”) at a purchase price equal to the amount such Member would receive upon a dissolution of the Company pursuant to Section 10.04 at the valuation of the Company implied by such Change of Control.  Any Member electing to exercise the Put Right pursuant to the provisions of this Section 9.06 must give written notice of such election to Digiplex or its successor entity  within the time period specified in this Section 9.06(a).

(b)      Following the election by the applicable Member to exercise the Put Right, Digiplex or its successor entity shall deliver the purchase price in cash (or such other form of consideration paid in the Change of Control transaction) to the selling Member(s) at a closing on a date mutually agreed upon by the parties and, in any event, within twenty (20) days of the date of such election.  At the closing, the selling Member(s) shall deliver to Digiplex or its successor entity the certificate or certificates evidencing the Membership Units to be sold pursuant to such Sale by such Member(s), duly endorsed in blank or accompanied by written instruments of transfer in form reasonably satisfactory to Digiplex or its successor entity, duly executed by such selling Member(s).  Notwithstanding the foregoing, if all or part of the consideration payable in connection with the Change of Control transaction is unregistered securities of any Person subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act, then the selling Member(s) may elect to receive the purchase price either (i) in such unregistered securities, provided such securities are subject to customary “demand” and “piggy-back” registration rights reasonably acceptable to the Person receiving such securities as consideration in a transaction pursuant to Article IX hereof or (ii) in cash.

(c)      For the purposes of this Section 9.06, “Change of Control” with respect to a Member means the occurrence of any of the following at any time after the date hereof:

(i)           any Person or group (within the meaning of Rule 13d-1 under the Exchange Act) of Persons (A) shall have become the Beneficial Owner of more than 50% of the then outstanding voting securities of any such Member or Affiliate Controlling such Member or (B) shall have acquired, directly or indirectly, the power to vote for the election of a majority of the board of directors (or similar governing body) of such Member or any Affiliate Controlling such Member; or

(ii)           the board of directors (or similar governing body), or if applicable the shareholders, of the Member or any Affiliate Controlling such Member, as the case may be, shall have approved the sale of all or substantially all the assets of such Member or Affiliate Controlling such Member in one transaction or a series of related transactions.

SECTION 9.07.  Transferees to Execute Agreement.  Each Member agrees that it will not, during the term of this Agreement, directly or indirectly, make any Sale of any Membership Units Beneficially Owned by such Member unless prior to the consummation of any such Sale, the Person to whom such Sale is proposed to be made (a “Prospective Transferee”) (i) executes and delivers this Agreement to the Company and each Member and (ii) unless such Prospective Transferee is a recognized institutional investor, delivers to the Company an opinion of counsel, satisfactory in form and substance to the Company, to the effect that the execution of this Agreement by such Prospective Transferee makes this Agreement a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms.  Upon the execution and delivery by such Prospective Transferee of this Agreement and, if required, the delivery of the opinion of counsel referred to in clause (ii) of the preceding sentence, such Prospective Transferee shall be deemed a “Member” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Member under this Agreement with respect to the Membership Units owned by such Prospective Transferee.

ARTICLE X
DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 10.01.  No Dissolution.  The Company shall not be dissolved by the admission of additional Members in accordance with the terms of this Agreement.

SECTION 10.02.  Events Causing Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a)      the Majority Vote of the Board of Managers to dissolve, wind up and liquidate the Company;

(b)      the sale of all or substantially all the assets of the Company; or

(c)      the entry of a decree of judicial dissolution under Section 18-802 of the Act.

SECTION 10.03.  Notice of Dissolution.  Upon the dissolution of the Company, the Person or Persons approved by the Members holding a majority of the remaining Membership Units to carry out the winding up of the Company (the “Liquidating Trustee”) shall promptly notify the Members of such dissolution.

SECTION 10.04.  Liquidation.  Upon dissolution of the Company, the Liquidating Trustee shall immediately commence to wind up the Company’s affairs; provided however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.  The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

(a)      first, to creditors of the Company (including holders of Membership Units that are creditors to the extent otherwise permitted by Law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to holders of Membership Units; and

(b)      thereafter, to be distributed among the Members in accordance with Section 7.02.

SECTION 10.05.  Termination.  The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Membership Units in the manner provided for in this Article X, and the Certificate shall have been cancelled in the manner required by the Act.

SECTION 10.06.  Claims of the Members.  The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person.  No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.

ARTICLE XI
LIABILITY AND INDEMNIFICATION

SECTION 11.01.  Liability of Members.  Except as otherwise provided by the Act or this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

SECTION 11.02.  Indemnification by the Company.  xx)  The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Covered Person from and against any and all claims, suits, judgments, losses, damages, fines or costs (including reasonable legal fees and expenses) (“Losses”) incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, including without limitation, any Losses arising out of or relating to any guarantee of any obligations of the Company or of any of the Company Theaters provided by such Covered Person that was pre-approved in writing by the Board of Managers (including, without limitation, lease obligations and film rent); except that no Covered Person shall be entitled to be indemnified if a judgment or other final adjudication adverse to such Covered Person establishes that (i) the such Covered Person acts were committed in bad faith or were the result of active and deliberate dishonesty, gross negligence and were material to the cause of action so adjudicated or (ii)  such Covered Person personally gained in fact a financial profit or other advantage to which such Covered Person was not legally entitled or (iii) with respect to indemnification for any guarantee, the Losses for which indemnification is sought arose out of or were incurred in connection with the Covered Person’s breach of any representation, warranty or covenant contained in any Management Agreement (other than any such breach arising out of the failure of any Company Subsidiary to maintain sufficient funds in the operating accounts pursuant to the terms and conditions of any Management Agreement); provided however, that any indemnity under this Section 11.02 shall be provided out of and to the extent of Company assets only, and no other Covered Person shall have any personal liability on account thereof.

(b)           The Company shall not be liable for any settlement of any claim, demand, action, suit or proceeding against any Covered Person effected without its written consent (which consent shall not be unreasonably withheld or delayed).  The Company shall not effect any settlement of any pending or threatened claim, demand, action, suit or proceeding in respect of which any Covered Person is seeking indemnification hereunder without the prior written consent of each such Covered Person (which consent shall not be unreasonably withheld or delayed by any such Covered Person), unless such settlement includes an unconditional release of each such Covered Person from all liability and claims that are the subject matter of such claim, demand, action, suit or proceeding.

(c)           No amendment or repeal of any of this Section 11.02 or any other provisions of this Agreement shall limit or eliminate any rights to indemnification of a Covered Person existing at the time of such amendment or repeal with respect to any acts or omissions occurring prior to such amendment or repeal.

ARTICLE XII
OTHER AGREEMENTS

SECTION 12.01.  Further Assurances.  Each of the Members hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities.  Each of the parties shall cooperate with the other parties when required in order to effect the transactions contemplated hereunder.

SECTION 12.02.  Transactions Between the Company and the Members or Their Affiliates.  Subject to obtaining approval, if any, required under Section 5.05 or 5.06, no transaction between the Company, on the one hand, and any Member or its Affiliates, on the other hand, shall be entered into or conducted, and no material terms thereof shall be changed or waived, unless the terms of such transaction or any such proposed change or waiver are disclosed to each of the Members not involved (whether directly or through an Affiliate) in such transaction and are approved by each such uninvolved Member.  No determination by the Company as to the pursuit by the Company of any legal remedy in respect of any transaction between the Company, on the one hand, and any Member or its Affiliates, on the other hand, shall be made without approval of each disinterested Member.

ARTICLE XIII
MISCELLANEOUS

SECTION 13.01.  Confidential Information.  xxi)  Each party hereto (a “Restricted Party”) (i) shall, and shall cause its officers, directors, employees, attorneys, managers, equity holders, accountants, auditors and agents (collectively, “Representatives”) and its Affiliates and their Representatives to maintain in strictest confidence the terms of this Agreement and any and all confidential information relating to any other party hereto or the Company that is proprietary to such other party or the Company or otherwise not available to the general public (“Confidential Information”) and (ii) shall not disclose, and shall cause its Representatives, its Affiliates and their Representatives, not to disclose, Confidential Information to any Person other than to the other Members and the Company and its Representatives, except only to the extent such disclosure is required by Law, in which event the party making such disclosure or whose Affiliates or Representatives are making such disclosure, shall so notify the other parties hereto and the Company as promptly as practicable (and if possible, prior to making such disclosure) and shall seek confidential treatment of such information.

(b)      Notwithstanding Section 13.01(a):

(i)           Any Restricted Party or any Representative thereof may disclose any Confidential Information for bona fide business purposes on a strict “need to know” basis to its Affiliates, its board of directors (or equivalent governing body), its Representatives and its lenders, provided that in each such case, (i) each such Person agrees to keep such Confidential Information confidential in the manner set forth in this Section 13.01 and (ii) such Restricted Party shall be responsible for any breach by any such Person of its confidentiality obligations; and

(ii)           The provisions of Section 13.01(a) shall not apply to, and Confidential Information shall not include:

(A)   any information that is or has become generally available to the public other than as a result of a disclosure by any Restricted Party or any Affiliate or Representative thereof in breach of any of the provisions of this Section 13.01;

(B)   any information that has been independently developed by such Restricted Party (or any Affiliate thereof) without violating any of the confidentiality provisions of this Agreement or any other similar contract or other obligation of confidentiality to which such Restricted Party, or any Affiliate thereof or any of their respective Representatives, is or are bound; or

(C)    any information made available to such Restricted Party (or any Affiliate thereof), on a non-confidential basis by any Third Party, without violating any confidentiality agreement or other obligation of confidentiality with respect to such information.

(c)      Except as otherwise provided for in this Section 13.01, Confidential Information received hereunder shall be used by each Member and its Affiliates and their respective Representatives solely for use in connection with such Member’s investment in the Company and with respect to the Company.

(d)      The obligations of each Member under this Section 13.01 shall survive for so long as such Member remains a Member, and for five (5) years after such Member ceases to be a Member, notwithstanding the termination of the Company, such Member’s Sale of its Membership Units, the withdrawal by such Member from the Company and/or any Person ceasing to be an Affiliate of such Member.

SECTION 13.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by email (return receipt requested), by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specification notice given in accordance with this Section 13.02:

(a)      If to the Company:

C/O Digital Cinema Destinations Corp.
250 East Broad Street
Westfield, NJ 07090
Fax No.:  (908) 396-1361
Attention:  Board of Managers

With a copy to:
Start Media, LLC
375 Hudson Street, 12th Floor
New York, NY 10014
Attention:  Michael J. Maher/Vinay S. Kolla

(b)      if to a Member, then to the address or fax number set forth opposite such Member’s name on Schedule 2.01 hereto.

SECTION 13.03.  Public Announcements.  Except as required by Law or by the requirements of any securities exchange on which the securities of a party hereto are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 13.04.  Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by Law, statute, ordinance or otherwise.

SECTION 13.05.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 13.06.  Interpretation.  Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.  Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

SECTION 13.07.  Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 13.08.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 13.09.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 13.10.  Governing Law; Submission to Jurisdiction.  xxii)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

(b)      Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in any New York State or federal court sitting in the City of New York, County of New York, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum.

(c)      Subject to applicable Law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing and subject to applicable Law, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.  Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity.  WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

SECTION 13.11.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

SECTION 13.12.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 13.13.  Amendments and Waivers; Assignment.  xxiii)  Any provision of this Agreement may be amended only upon Majority Vote; provided however, that Schedule 2.01 to this Agreement shall be deemed amended from time to time to reflect the admission of a new Member and the adjustment of the Membership Units resulting from any Sale or other disposition of a Membership Unit, in each case, that is made in accordance with the provisions hereof.

(b)      Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party or parties against whom the waiver is to be effective.

(c)      No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(d)      This Agreement shall not be assigned without the express written consent of all the parties to (which consent may be granted or withheld in the sole discretion of any party), except in connection with any Sale of Membership Units permitted under Article IX.

SECTION 13.14.  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the rights to indemnification conferred upon Covered Persons in accordance with Article XI of this Agreement.  Without limiting the foregoing, any obligation of the Members to make Capital Contributions to the Company under this Agreement is an agreement only between the Members and no other person or entity, including the Company, shall have any rights to enforce such obligations.

SECTION 13.15.  Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 13.16.  Construction.  Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement.  Accordingly, the parties hereby waive the benefit of any rule of Law or any legal decision which would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

SECTION 13.17.  Member Representations.  Each Member represents and warrants to each other Member as follows:

(a)           Organization and Authority.  Such Member is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby.  Such Member is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially hinder the performance of the actions contemplated by this Agreement.  The execution and delivery of this Agreement by such Member, the performance by it of its obligations hereunder and the performance by it of the actions contemplated hereby have been duly authorized by all requisite action on its part.  This Agreement has been duly executed and delivered by such Member, and (assuming due authorization, execution and delivery by the other Persons signatory hereto) this Agreement constitutes a legal, valid and binding obligation of such Member enforceable against it in accordance with its terms.

(b)           No Conflict.  The execution, delivery and performance of this Agreement by such Member do not and will not (i) violate, conflict with or result in the breach of any provision of its charter or by-laws (or similar organizational documents), to the extent it has such, (ii) conflict with or violate any law, governmental regulation or governmental order applicable to such party or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which such party is bound, except to the extent that any conflict under (ii) or (iii) above would not prevent or materially hinder the performance of the actions contemplated by this Agreement.

(c)           Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by such party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority.

(d)           Investor Status.  The Membership Units to be acquired by such Member pursuant to this Agreement are being acquired for such Member’s own account, for investment purposes only and not with a view to the resale or distribution thereof within the meaning of the Securities Act.  Such Member will only resell the Membership Units or any part thereof pursuant to a registration or an available exemption under applicable law.  Such Member acknowledges that the offer and sale of the Membership Units have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and that the Membership Units are being offered and sold pursuant to an exemption from registration contained in the Securities Act, and that it understands the limitations on transfer described herein, and the Membership Units cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.  Such Member understands that no public market now exists for the Membership Units and that it is uncertain whether a public market will ever exist for the Membership Units. Such Member (i) is an experienced investor in securities and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and economic risks of its investment in the Membership Units, (ii) is able to bear the economic risk of its investment in the Membership Units and (iii) is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Operating Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

START MEDIA, LLC

By:
Name: Michael J. Maher
Title: CEO/ Member

DIGITAL CINEMA DESTINATIONS CORP.

By:
Name: A. Dale Mayo
Title: CEO